Exhibit 10.12
August 13, 2008
Mr. Joseph P. Synnott
15 Lesley Lane
Old Bethpage, NY 11804
Re: Employment Contract; Non-circumvention and Non-Compete Riders
Dear Joe:
This is to reflect the terms on which we are prepared to offer you employment as Vice President of Project Development of Changing World Technologies Inc. (“CWT”). Needless to say we feel that your unique skills and experience make you a perfect candidate for this position at CWT and therefore sincerely hope that you will accept our offer of employment by executing this letter where indicated as well as each of the appended riders.
REMUNERATION
Your initial compensation while you are employed by us shall be as follows:
Gross Salary Per Year and Benefits: $10,000 per month for first three months and then 12,000 per month; incentive bonuses payable subject to and in accordance with the schedule attached hereto; 4 (four) weeks paid vacation per year; Medical and Dental Insurance as per Company Benefit Plans including 401K matching retirement plan.
Stock Options: On the date of an initial public offering of our common stock but no later than the 270th day following the date hereof you will be awarded an option to purchase 3,000 shares of our common stock at a purchase price equal to fair market value on the date of grant, as determined by our board of directors. These options will vest 25% on the one-year anniversary of the date hereof and 25% on each of the following three anniversaries provided that you have remained employed by us. Upon purchasing shares of our common stock pursuant to your options, you will be required to execute and deliver to us a joinder agreement to our shareholders agreement.
At the conclusion of your first year of employment, and annually thereafter, your performance will be reviewed for the purpose of determining your eligibility for a raise in salary. Such determination is within the sole discretion of CWT, however. Additionally, from time to time, CWT reviews its benefits programs, policies and practices and may amend or change them at its discretion and without advance notice.

ORIENTATION
As a new employee, you will attend a new employment orientation on your first day of employment as an introduction to the company and the various benefits, programs policies and procedures you can expect while employed at CWT (and as are further set forth above). A further purpose of the orientation shall be to ensure that you understand the company’s strict rules concerning the non-dissemination of trade secrets, the trade secrets of and password protection policy employed by CWT and its affiliated companies, Resource Recovery Corporation (“RRC”), Renewable Environmental Solution, LLC (“RES”) Thermo Depolymerization Process, LLC (“TDP- LLC”) and any future subsidiary or affiliate of CWT (collectively, “Subsidiaries and Affiliates”) in order to protect their intellectual property rights, the maintenance of client and third party confidences and our strictly enforced non-circumvention policy.
ADDITIONAL CONDITIONS
By executing this document and the accompanying riders you agree that if, in CWT’s sole discretion, you have been granted stock options, your purchase of stock in CWT (in the event that you decide to exercise such option) shall be subject to all applicable corporate by-laws, state and Federal securities laws, resolutions by CWT’s Board of Directors, CWT’s shareholders’ agreement as it may exist at the time of your purchase, the agreement granting you options as well as any option plan which may be in effect from time to time. You will provide services to CWT, its Subsidiaries and Affiliates, and any of its third party client entities or individuals promptly and in accordance with all applicable work rules pertaining to working hours, holiday and other schedules, security requirements and other policies of CWT, its Subsidiaries and Affiliates, and/or any of its clients for whom you may be asked to render services. By execution of this Contract, you agree to provide your services to CWT, or any of its Subsidiaries and Affiliates, as directed from time to time by the management of CWT. Likewise, you understand that you may receive your remuneration from one of CWT’s Subsidiaries or Affiliates and not CWT itself.
During the term of the Contract, you shall not engage in any activity to the detriment of CWT, its Subsidiaries and Affiliates, and, by way of illustration and not as a limitation, you shall not discuss with any client or potential client of Company or any provider of services or equipment to CWT, its Subsidiaries and Affiliates, any plans by you or any other employee, agent, independent contractor, supplier or partner of CWT, its Subsidiaries and Affiliates to end his/her business relationship with CWT, its Subsidiaries and Affiliates. Further, you will (a) devote your best energies to the business of CWT, its Subsidiaries and Affiliates and diligently perform all duties incident to your business relationship with CWT, its Subsidiaries and Affiliates, (b) use your best efforts to promote the interests and goodwill of CWT, its Subsidiaries and Affiliates and (c) perform such other duties commensurate with your office as CWT may from time to time assign you.

EMPLOYMENT AT WILL
While you shall be treated as an employee for income tax purposes, nothing contained in this Agreement (nor in the accompanying riders) is intended to create any relationship between you and CWT other than that of an AT- WILL employee. CWT expressly reserves the right to terminate the employment relationship at any time with or without cause. Likewise, you are free to terminate your employment at any time on two (2) weeks prior written notice. Moreover by executing this agreement you acknowledge that any compensation that you receive from CWT shall constitute salary and not wages, within the meaning of any applicable wage-related laws, statutes or regulations.
Notwithstanding the at-will nature of your employment relationship with CWT, this document and the accompanying riders impose certain restrictions on you, in terms of the maintenance of proprietary and competitive information to which you may be exposed, as well as restricting your ability to otherwise gain an unfair advantage through your relationship with CWT, its Subsidiaries and Affiliates and/or any of its clients. Accordingly, it is recommended that you have a lawyer review with you your obligations under this document and the accompanying riders prior to executing them.
CHOICE OF LAW AND JURISDICTION
This agreement and each at the accompanying riders (collectively, the “Contract”) contain the entire terms of the parties’ agreement concerning employment and shall be governed by, and in accordance with, the laws of the state of New York and the employee expressly consents to the jurisdiction of the Courts of New York for the determination of any controversy arising hereunder and/or under the accompanying riders.
We sincerely believe that this offer will provide you a challenging opportunity, one that will be professionally and personally satisfying for you.
Please sign both copies of this letter agreement, as well as the two copies of each of the accompanying riders and return one fully executed copy of each of the two documents in the envelope provided.
This offer is subject to approval of the Board of Directors of CWT.
WELCOME TO CHANGING WORLD TECHNOLOGIES, INC
Signature page follows

Sincerely,

Changing World Technologies, Inc.

BY:	/s/ Brian S. Appel

	Name:	Brian S. Appel
	Title:	CEO

Accepted By:		/s/ Joseph P. Synnott

	Name:	Joseph P. Synnott

Date:	8/13/2008

Changing World Technologies, Inc.: Performance Bonus Criteria for Joseph P. Synnott

	Goal	Bonus		Time
Goal #	Weight	Weight	Description	Period [i]	Comments
1	25%	12.5%	Execution of financeable definitive documentation ii for the construction of one additional TCP plant.	Annual
• Legally and commercially complete executed documents.
• Will support financing of project on either standalone basis or as part of corporate facility.
• Documents support commencement of construction in a timely manner.

2	25%	12.5%	Supervision of grant and similar facilities.	Annual
• Compliance with all material obligations for existing grants.
• on time and complete delivery of all reporting requirements to outside reviewers.
• Identification of additional/new funding sources and timely submission of applications as appropriate.

3	25%	12.5%	Joint Ventures/Licensing	Annual
• Maintenance of existing relationships with partners including performance and monitoring revenue receipt.
• Identification and harvesting of additional potential partners.
• Development of JV/licensing Implementation Plan.

4	25%	12.5%	Management and Development Function	Annual
• Performance within Budget.
• On-time delivery of functional commitments.
• Compliance with organizational procedures and policies.
• Maintenance of appropriate relationship with other functional areas.

Total	100%	50%
5	25%	12.5%	Execution of financeable definitive documentation for the construction of a second additional TCP plant within the applicable year.	Annual	See goal #1 for criteria.
Maximum Total	125%	62.5%

[i]	Assumption: goals cover a period of one year from the start of employment. If company’s bonus program is on a calendar year basis, objectives will need to be reviewed and possibly revised.

ii	Need to determine the scope of “documents”. Is the scope as customary documents related to site control, community hosting (including tax and other incentives), access, input procurement and output sales, etc. or does it include permits, construction, major equipment procurement, operations, etc.